Exhibit 99.1

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	April 2, 2014
Contact:	Paul Dingsdale, Director, Corporate Communications (323) 881-4150 pdingsdale@unifiedgrocers.com

Roger (Rocky) M. Laverty joins the Board of Directors of Unified Grocers, Inc.

(LOS ANGELES) — Former Farmer Bros. Co. President and CEO Roger (Rocky) M. Laverty has been appointed as an independent, non-shareholder director to the board of directors of Unified Grocers, Inc. (“Unified” or the “Company”).

“I’m pleased to be given the opportunity to join the Unified board at such an exciting time in the company’s history,” said Mr. Laverty. “I am looking forward to working with both the board and management to position Unified for continued growth in the years to come.”

“Rocky is a leader and an innovator in the food industry and brings a tremendous amount of experience and expertise to our Board of Directors,” said Richard E. Goodspeed, Chairman of the Board of Unified.

“Like all of our board members, Rocky will be an active partner in our day-to-day business and we look forward to his contribution as our company continues to grow,” said Unified President and Chief Executive Officer Bob Ling.

Mr. Laverty was most recently at Farmer Bros. Co., a manufacturer and distributor of coffee and related items in the foodservice industry, where he served as President and Chief Executive Officer from December 2007 to June 2011 and President and Chief Operating Officer from July 2006 to December 2007. Prior to that, Mr. Laverty was President and Chief Executive Officer of Diedrich Coffee, Inc., an operator of coffee houses and franchises, from 2003 to 2005. He was Chief Executive Officer of Prime Advantage, Inc., a diversified supply chain aggregator in the foodservice equipment business from 1999 to 2002, and held a variety of positions at Smart & Final, Inc., a chain of warehouse and wholesale stores from 1979 to 1998, including President and Chief Executive Officer from 1993 to 1998. He is a director of Grandpoint Bank. He received his undergraduate and law degrees from Stanford University.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $3.7 billion in sales during fiscal year 2013, offer independent retailers all the resources they need to compete in the supermarket industry.

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